BIONANO GENOMICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Bionano Genomics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:
a.
All Eligible Directors: $40,000
b.
Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $20,000
c.
Lean Independent Director (in addition to Eligible Director Service Retainer): $20,000

2.
Annual Committee Chair Service Retainer:
a.
Chairman of the Audit Committee: $20,000
b.
Chairman of the Compensation Committee: $15,000
c.
Chairman of the Nominating and Corporate Governance Committee: $10,000
d.
Chairman of the Science and Technology Committee: $10,000

3.
Annul Committee Member Service Retainer (not applicable to Committee Chairs):
a.
Member of the Audit Committee: $10,000
b.
Member of the Compensation Committee: $7,500
c.
Member of the Nominating and Corporate Governance Committee: $5,000
d.
Member of the Science and Technology Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1.
Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase Common Stock with an aggregate Black-Scholes option value of $247,500 (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.
Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase Common Stock with an aggregate Black-Scholes option value of $165,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

The number of shares subject to each of the Annual Grant and the Initial Grant may be capped by the Compensation Committee or the Board of Directors.

Amended effective as of May 28, 2026